Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Blue Gold Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	(1)	Other	34,473,089	$9.7550	$336,284,983.20	0.0001531	$51,485.24

Total Offering Amounts:							$336,284,983.20		51,485.24
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$51,485.24

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

Consists of (i) 69,419 Commitment Shares and (ii) 34,403,670 VWAP Purchase Shares. All the ordinary shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices of the Company’s ordinary shares as reported on the Nasdaq Global Market on September 23, 2025, which date is within five business days of the filing this Registration Statement on Form F-1.